WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348
Fax:  813.832.5284

December 7, 2009

Prime Estates & Developments, Inc.

Re: Registration Statement on Form S-11

Gentlemen:

Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-11 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 392,000 shares of Common Stock Prime Estates & Developments, Inc. to be filed on or about December 8, 2009 (the "Stock").

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies. This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, we are of the opinion that:

1.  The Stock is duly and validly issued, fully paid and nonassessable.

2.  The issuance of the Stock has been duly authorized.

We hereby consent to the use of this opinion in the Prospectus discussion of the opinion in and to being named as in the “Expert” section of the Registration Statement.

Very truly yours,

Williams Law Group, P.A.

/s/ Michael T. Williams, Esq.

By: Michael T. Williams, Esquire, President
For the Firm